EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
781-505-2100
investorrelations@ezenia.com

Robert N. McFarland Named to Ezenia Board of Directors

NASHUA, N.H. (March 13, 2007) — Ezenia! Inc. (OTCBB: EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness, announced today that Mr. Robert N. McFarland has joined the company’s Board of Directors, effective March 8, 2007.

Mr. McFarland obtained a Bachelor’s Degree in Business Management from LeTourneau University in Longview, Texas.  A Vietnam veteran, he served two years of active duty in the U. S. Army and a total of four years in the Reserves.  He also served in the Department of Veterans Affairs between January 2004 and April 2006 as Assistant Secretary for Information and Technology, where he developed the plan to centralize the department’s IT operations which, with congressional approval and oversight, is now underway.

Prior to his service in the Department of Veterans Affairs, Mr. McFarland was Vice President, Government Relations for seven years at Dell Computer Corporation in Austin, Texas, where he represented Dell’s government sector with members of Congress, government agencies, the White House, and trade associations.  He also advocated policy change that allowed Dell customers to improve their buying experience.  Previously, Mr. McFarland held several vice president and general manager positions at Dell which included spearheading the Government Sector, Large Corporate Accounts Segment, Global Business Segment, and Federal Business Segment.  During this time period, he played a major role in Dell’s relationship with a significant number of military, federal government, state, and local government customers.  Under his leadership, Dell assumed the Number One position in market share in the Federal Government Personal Computer Market. Mr. McFarland was named to the 1998 “Federal 100”, a joint government and industry award designating the top 100 executives in the Federal marketplace.

Prior to his career at Dell, Mr. McFarland served as Senior Vice President at The Cerplex Group in Tustin, California, where he directed the sales and marketing efforts of the electronics repair outsourcer.  He was instrumental in establishing field sales unit and marketing functions that delivered high quality, fast turnaround electronic repair services for US and Europe technology companies.

He also held senior executive positions at other leading domestic and international high-technology enterprises such as The Cerplex Group, AST Research, Inc., LEGENT Corporation, and various other companies in Texas, California, and Colorado.

Mr. McFarland has served on the Board of Advisors at both Veterans Advantage in Connecticut and MagRabbit, Inc. in Texas.

“As a member of Ezenia Board of Directors, Bob’s background will provide valuable guidance as the company expands its presence in the Government Sector,” said Khoa Nguyen, Ezenia Chairman and CEO.  “I am proud of his distinguished and dedicated service to our nation, and I am excited about the prospect of Bob providing Ezenia with the insight, experience, and wisdom to help the company achieve and surpass its growth objectives.”

Further information about Ezenia! Inc., is available by visiting the company website at www.ezenia.com.

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, www.Ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included herein that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2005 Annual Report on Form 10-K as amended for the year ended December 31, 2005, such as the evolution of Ezenia!’s market, dependence on the United States government as its largest customer and on other major customers, continued funding of defense programs by the United States government and the timing of such funding, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.